Exhibit 99.1

   BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 65TH CONSECUTIVE DIVIDEND

    CHARLESTON, S.C., Dec. 15 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent company for The Bank of South Carolina, on December 15, 2005, declared a $.15 per share dividend, payable January 31, 2006, to shareholders of record as of December 30, 2005. Hugh C. Lane Jr., the Corporation's President and CEO stated, "We are pleasantly pleased with the success we have experienced in 2005 and are happy to share this success with our shareholders. For the second time this year, we increased our dividend. We began the year with an $.11 per share dividend which we increased in March to $.12 per share, and now to $.15 per share, an increase of 25% in our quarterly dividend and 36% for the year."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at http://www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the Nasdaq stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

SOURCE  Bank of South Carolina Corporation
    -0-                             12/15/2005
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com/
    (BKSC)